Silk Road Medical Reports Third Quarter 2019 Financial Results

SUNNYVALE, Calif. – October 29, 2019 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended September 30, 2019.

“Our third quarter results reflect strong execution across our entire organization,” said Erica Rogers, Chief Executive Officer. “With our intense focus on building best-in-class clinical evidence and executing our commercial strategy, TCAR is finding its place prominently in the carotid treatment continuum. While we are still in early in our journey to reach standard of care, we are well positioned for continued progress.”
Third Quarter 2019 Financial Results
Revenue for the third quarter of 2019 was $17.0 million, an increase of $7.4 million or 77%, compared to the third quarter of 2018. The increase was driven primarily by growing adoption of the TCAR procedure across an expanded base of hospital accounts, trained physicians, and active sales territories.

Gross profit for the third quarter of 2019 was $12.9 million compared to $6.7 million for the third quarter of 2018. Gross margin for the third quarter of 2019 increased to 76% compared to 70% in the third quarter of 2018, driven primarily by leveraging manufacturing overhead costs across a greater number of products sold and higher revenue.

Operating expenses were $20.3 million for the third quarter of 2019, compared to $11.4 million in the corresponding prior year period, which represents an increase of 77%. The increase was driven primarily by selling, general and administrative expenses related to growth in our commercial team and marketing efforts as well as costs related to being a public company.

Net loss was $8.0 million in the third quarter of 2019, or a loss of $0.26 per share, as compared to $9.0 million, or a loss of $8.49 per share, in the corresponding period of the prior year.

Cash and cash equivalents were $112.3 million as of September 30, 2019.

2019 Financial Guidance
Silk Road Medical projects revenue for the full year 2019 to range from $62 million to $63 million, which represents 79% to 82% growth over the company’s prior year revenue. This compares to previous revenue guidance of $60 million to $62 million.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, October 29, 2019 to discuss its third quarter 2019 financial results. The call may be accessed through an operator by calling (844) 883-3861 for domestic callers and (574) 990-9820 for international callers using conference

ID: 2651007. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical
Silk Road Medical, Inc. is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, ability to penetrate the market, adoption and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Form 10-Q filing made with the Securities and Exchange Commission on August 13, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:
Lynn Lewis or Carrie Mendivil
Gilmartin Group
investors@silkroadmed.com

Media:
Joni Ramirez
Merryman Communications
joni@merrymancommunications.com

SILK ROAD MEDICAL, INC.
Statements of Operations Data
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$17,026	$9,614	$44,721	$23,087
Cost of goods sold	4,170	2,882	11,206	7,207
Gross profit	12,856	6,732	33,515	15,880
Operating expenses:
Research and development	3,187	2,442	9,008	6,868
Selling, general and administrative	17,064	8,973	45,064	23,108
Total operating expenses	20,251	11,415	54,072	29,976
Loss from operations	(7,395)	(4,683)	(20,557)	(14,096)
Interest income	565	28	1,215	65
Interest expense	(1,176)	(1,065)	(3,736)	(3,065)
Remeasurement of warrant liability and other income (expense), net	(1)	(3,233)	(21,046)	(4,915)
Net loss and comprehensive loss	$(8,007)	$(8,953)	$(44,124)	$(22,011)
Net loss per share, basic and diluted	$(0.26)	$(8.49)	$(2.18)	$(24.14)
Weighted average common shares used to compute net loss per share, basic and diluted	30,764,354	1,054,794	20,249,580	911,873

SILK ROAD MEDICAL, INC.
Balance Sheets Data
(Unaudited, in thousands)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$112,277	$24,990
Accounts receivable, net	6,932	4,520
Inventories	9,275	5,744
Prepaid expenses and other current assets	3,503	1,408
Total current assets	131,987	36,662
Property and equipment, net	2,697	2,880
Restricted cash	310	310
Other non-current assets	3,575	1,029
Total assets	$138,569	$40,881
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities
Accounts payable	$1,965	$1,252
Accrued liabilities	10,476	7,586
Total current liabilities	12,441	8,838
Long-term debt	44,785	44,201
Redeemable convertible preferred stock warrant liability	—	16,091
Other liabilities	3,900	1,069
Total liabilities	61,126	70,199
Convertible preferred stock	—	105,235
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	31	1
Additional paid-in capital	260,647	4,557
Accumulated deficit	(183,235)	(139,111)
Total stockholders’ equity (deficit)	77,443	(134,553)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$138,569	$40,881